Exhibit 23.2

Consent of Independent Certified Public Accountants


We consent to the incorporation by reference of our report dated January 21, 2000 on the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN CORPORATION and Subsidiaries (currently known as CH2M HILL Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 10-K of CH2M HILL Companies, Ltd. dated March 29, 2000.



Portland, Oregon
February 26, 2001